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                       SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 02549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): November 17, 1999




                           PHONETEL TECHNOLOGIES, INC.
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             (Exact Name of Registrant as Specified in its Charter)




Ohio                                   0-16715                 34-146219
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(State or Other Jurisdiction         (Commission             (IRS Employer
of Incorporation)                    File Number)         Identification Number)




North Point Tower, 7th Floor, 1001 Lakeside Avenue, Cleveland, Ohio   44114-1195
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(Address of Principal Executive Offices)                              (Zip Code)




Registrant's Telephone Number, including area code         (216) 241-2555
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Item 5. Other Events
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On November 17, 1999, the prepackaged plan of reorganization (the "Plan") of
PhoneTel Technologies, Inc. (the "Company") was consummated, thus completing the Company's financial restructuring. In accordance with the terms of the Plan, PhoneTel's 12% Senior Notes due in 2006 (the "Senior Notes") have been converted into approximately 95% of the reorganized Company's common stock, with former equity holders sharing in the remaining 5%. In addition, the former equity holders will receive warrants to purchase approximately 1.1 million shares of the reorganized Company's common stock, at an exercise price of $10.50 per share, with a term of three years. These equity interests are subject to dilution by certain other equity issuances, including issuances upon the exercise of certain options and awards to purchase up to an aggregate of 5% of the reorganized Company's common stock, to be granted pursuant to the terms of a new management incentive plan approved as part of the Plan. Claims of employees, trade and other creditors of the Company, other than holders of the Senior Notes, will be paid in full by the Company in the ordinary course unless otherwise agreed, with the Company retaining its rights and defenses with respect to such claims.

Quotations with respect to the newly issued common stock are expected to be posted on the OTC Bulletin Board under the ticker symbol PHTE. Quotations with respect to the warrants will be posted on the National Quotations Service Pink Sheets under the symbol PHTEW.

In connection with the consummation of the Plan, the Company has also entered into a new credit agreement (the "Agreement") with Foothill Capital Corporation ("Foothill") which provides for a $46 million revolving credit line. The proceeds of the facility have been primarily utilized to repay the principal balance of the prior line of credit with Foothill. The terms of the Agreement provide for interest on the principal balance at three percent above the base rate and obligate the Company to pay certain fees which become due and payable at various intervals throughout the term of the Agreement. Certain fees, together with interest thereon, may be deferred and added to the then outstanding principal balance at the option of the Company. Certain fees are also subject to reductions for early prepayment of the principal balance outstanding. The Agreement also includes covenants which require the Company to maintain certain financial ratios and limit the incurrence of additional debt, capital expenditures and the payment of dividends.

Pursuant to the terms of the Plan, a new Board of Directors has been appointed. The five member board includes Thomas M. Barnhart, II, John D. Chichester, the Company's President and Chief Executive Officer, Eugene I. Davis, Peter G. Graf and Kevin L. P. Schottlaender. Thomas M. Barnhart, II has been elected to serve as the Company's Chairman of the Board.





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Item 7. Financial Statements and Exhibits
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(c)  Exhibits

       3.1 Amended and Restated Articles of Incorporation of PhoneTel Technologies, Inc. dated as of November 17, 1999.

       3.2 Amended and Restated Code of Regulations of PhoneTel Technologies, Inc. dated as of November 17, 1999.

       4.1 Warrant Agreement dated as of November 15, 1999 between PhoneTel Technologies, Inc. and American Securities Transfer and Trust, Inc. with respect to New Warrants, including the form of Warrant Certificate.

       10.1 Loan and Security Agreement dated as of November 17, 1999, by and among PhoneTel Technologies, Inc., Cherokee Communications, Inc., the financial institutions that are signatories thereto and Foothill Capital Corporation as agent.

       10.2    PhoneTel Technologies, Inc. 1999 Management Incentive Plan.

       10.3 Registration Rights Agreement dated November 17, 1999 among PhoneTel Technologies, Inc. and the parties identified on Exhibit A thereto.









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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PHONETEL TECHNOLOGIES, INC.




Date:    December 7, 1999                     By:   /s/ Richard P. Kebert
                                                    ----------------------------
                                                    Richard P. Kebert
                                                    Chief Financial Officer







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